CENTER BANCORP, INC.

                    OPEN MARKET SHARE PURCHASE INCENTIVE PLAN

                 ARTICLE 1. ESTABLISHMENT, PURPOSE AND DURATION

      1.1 Establishment of the Plan. Center Bancorp, Inc. (the "Company"), pursuant to authorization by its Board of Directors, hereby establishes a plan to be known as the "Center Bancorp, Inc. Open Market Share Purchase Incentive Plan" (hereinafter referred to as the "Plan"), as set forth in this document. The Plan is effective as of January 1, 2006 and shall remain in effect until terminated by the Board of Directors.

      1.2 Purpose of the Plan. The purpose of the Plan is to promote the success, and enhance the value, of the Company by encouraging Participants to become shareholders or to increase their share ownership in the Company, thereby strengthening the link between the personal interests of Participants and those of shareholders of the Company.

                             ARTICLE 2. DEFINITIONS

      Wherever used in the Plan, the following terms shall have the meanings set forth below and, when the meaning is intended, the initial letter of the word is capitalized:

      "Affiliate" means any Parent and/or Subsidiary.

      "Annual Bonus Award" means a cash bonus awarded to an Employee with respect to a particular year.

      "Applicable Gross-up Amount" means, with respect to each Participant, such amount as shall be necessary such that the Participant's net after tax position shall be identical to that which would have obtained had the amount of his or her Annual Bonus Award that is equal to the amount expended by the Participant to purchase the Open Market Shares not been subject to Federal, State and local income taxes; provided, however, that in no event shall the Applicable Gross-up Amount apply with respect to an amount expended by the Participant that exceeds fifty percent (50%) of the Participant's Annual Bonus Award. For this purpose, a Participant's Federal, State and local marginal income tax rate, combined, shall be deemed to be forty percent (40%) or less.

      "Board" or "Board of Directors" means the Board of Directors of the Company.

      "Bonus Payment Date" means the date on which a Participant is paid a bonus with respect to services performed during the calendar year preceding such date.

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      "Code" means the Internal Revenue Code of 1986, as amended from time to time.

      "Committee" means the Compensation Committee of the Board or such other committee as may be appointed by the Board to administer this Plan.

      "Common Stock" means the common stock, no par value per share, of the Company.

      "Company" means Center Bancorp, Inc., a New Jersey corporation.

      "Disability" means total and permanent disability as defined in Section 22(e)(3) of the Code.

      "Employee" means an employee of the Company or any of its Affiliates.

      "Open Market Shares" has the meaning ascribed to such term in Section 6.1 hereof.

      "Parent" means a "parent corporation" of the Company, whether now or hereafter existing, as defined in Section 424(e) of the Code.

      "Participant" means any Employee of the Company or any of its Affiliates who is designated by the Committee as eligible to participate in the Plan with respect to a particular Annual Bonus Award.

      "Shares" means the shares of Common Stock.

      "Subsidiary" means a "subsidiary corporation" of the Company, whether now or hereafter existing, as defined in Section 424(f) of the Code.

                            ARTICLE 3. ADMINISTRATION

      3.1 The Committee. The Plan shall be administered by a Committee of the Board.

      3.2 Authority of the Committee. The Committee shall have the power to determine the Employees who may be Participants, to determine the terms and conditions applicable to amounts payable under the Plan, to construe and interpret the Plan and any agreement or instrument entered into under the Plan, and to establish, amend, or waive rules and regulations for the Plan's administration. Further, the Committee shall make all other determinations which may be necessary or advisable for the administration of the Plan.

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      3.3 Decisions Binding. All interpretations of the Plan, determinations and decisions made by the Committee pursuant to the provisions of the Plan and all related orders or resolutions of the Board of Directors shall be final, conclusive, and binding on all Participants.

                       ARTICLE 4. BENEFITS AND CONDITIONS

      4.1 Benefits. Any Participant who purchases Shares in the open market ("Open Market Shares") within thirty (30) days following the Bonus Payment Date shall be paid an amount equal to the Applicable Gross-up Amount. Such payment shall be made in a single lump sum, subject to, and promptly following, satisfaction by the Participant of the conditions set forth in Section 4.2. Purchases of Shares from the Company (including purchases pursuant to any employee benefit or stock option plan of the Company) shall not constitute a purchase of Shares in the open market.

      4.2 Conditions. No amount shall be payable to a Participant pursuant to
Section 4.1 unless the Participant has proven to the satisfaction of the Committee that he or she has owned the Open Market Shares for at least thirty
(30) days from the date of the purchase thereof. The Committee shall develop appropriate procedures for Participants to evidence the purchase of Open Market Shares and that the conditions set forth in this Section 4.2 have been satisfied. In addition, no amount shall be payable to a Participant pursuant to
Section 4.1 unless the Participant is in the employ or service of the Company or an Affiliate on the date of payment; [provided, however, that such amount shall be paid if the Participant terminates employment with the Company prior to the date of payment due to death or disability.]

                            ARTICLE 5. MISCELLANEOUS

      5.1 Additional Conditions. The Committee shall have the authority to condition the payment of any amount hereunder upon such other requirements or restrictions as the Committee determines to be appropriate, provided that any such condition is not inconsistent with the terms of the Plan.

      5.2 Trading Policy Restrictions. Open Market Shares acquired by any Participant shall be subject to the terms and conditions of any insider trading policy established by the Company or the Committee.

      5.3 No Right to Continued Employment. Nothing contained herein shall confer upon any Employee any right to continued employment with the Company or any Affiliate, nor shall it interfere in any way with the right of the Company or any Affiliate to terminate the employment of any of any Employee at any time.

      5.4 Withholding; Notice of Sale. The Company shall be entitled to withhold from any amounts payable to an Employee under the Plan, any amounts which the Company determines, in its discretion, are required to be withheld under any applicable law.

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      5.5 Governing Law. This Plan shall be governed by the laws of the state of
New Jersey, without regard to conflict of law principles.

      5.6 Amendment, Termination. The Board may at any time amend, alter, suspend or terminate the Plan, without advance notice to any Employee.

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